Exhibit (l)(1)

June 21, 2007

Stone Harbor Investment Funds

31 West 52nd Street, 16th Floor

New York, NY 10019

Re:	Subscription for Shares

Ladies and Gentlemen:

Stone Harbor Investment Partners LP (“Stone Harbor Investment Partners”), in consideration of the formation of Stone Harbor Investment Funds (the “Trust”) and one of its two initial series, Stone Harbor Emerging Markets Debt Fund (the “Fund”), hereby subscribes for 5,000 shares of beneficial interest, par value $0.001 per share, of Institutional Class shares of the Fund (the “Shares”) and agrees to pay $50,000 for the Shares ($10.00 per share).

This subscription will be payable and the Shares subscribed for in this letter will be issued prior to the effective date of the registration of the Shares under the Securities Act of 1933, as amended (the “Act”). The payment of this subscription will be in cash and may be made in such increments and in such classes of shares of the Fund as Stone Harbor Investment Partners deems appropriate.

In connection with your sale to us today of the Shares, we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to us is in reliance on the sale's being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

June 21, 2007

This letter is intended to take effect as an instrument under seal and shall be construed under the laws of the Commonwealth of Massachusetts.

Please indicate your agreement and acceptance of this subscription by signing below.

STONE HARBOR INVESTMENT PARTNERS LP
By:	/s/ James J. Dooley
Name: James J. Dooley
Title: Chief Financial Officer
Accepted and Agreed to on June 21, 2007
STONE HARBOR INVESTMENT FUNDS
on behalf of the Stone Harbor Emerging Markets Debt Fund
By:	/s/ Adam J. Shapiro
Name: Adam J. Shapiro
Title: Secretary

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